Exhibit 99.1

Scripps reports Q3 2023 financial results

Nov. 3, 2023

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $567 million in revenue and $97.5 million in segment profit for the third quarter of 2023. Loss attributable to the shareholders of Scripps was $16.2 million or 19 cents per share. Restructuring costs for the quarter accounted for 4 cents of the per-share loss.

Business notes:

•Scripps successfully completed cable and satellite carriage agreements covering about 75% of the company’s Local Media subscriber households. The renewals also expand the number of stations on which Scripps is paid a distribution fee, growing revenue and expanding distribution margins.
•Scripps Sports signed a new agreement with the National Hockey League’s Arizona Coyotes to distribute its games beginning this season with its first broadcast on Oct. 13. Scripps Sports began broadcasting the NHL’s Vegas Golden Knights on Sept. 26. Both teams are distributed on independent Scripps stations in their home markets and in surrounding states. Initial game ratings and advertising demand have been strong.
•Scripps Networks’ third-quarter revenue was down 8%, exceeding guidance because of better-than-expected connected TV and direct response revenue.
•Restructuring charges for the third quarter were nearly $5 million, which included employee severance-related charges, operating lease impairment charges and reorganization consulting fees. The company is on track to realize at least $40 million in savings through the reorganization by the middle of 2024.
•In October, Scripps News won its first-ever National News Emmy Award in the outstanding science, technology or environmental coverage category for “In Real Life: Plastic Time Bomb,” a documentary news series that presented a global exploration of the impact of microplastics on the planet and on our health.

From Scripps President and CEO Adam Symson:

“This was a big year for Scripps in testing the strength of the local broadcast distribution revenue ecosystem, and we are exceedingly pleased with the results. In renewing the majority of our legacy cable and satellite households, we not only smoothly and successfully created new agreements but realized new value, including by expanding the number of stations on which we are paid. Credit for this goes in part to our Scripps Sports local strategy, and as we sign additional rights agreements, we expect to partner with distributors and receive payment for delivering live sports to their customers. Clearly, the linear distribution ecosystem continues to support growth in distribution revenue as well as expanded margins.

“We are creating new value with our existing Scripps Networks brands through distribution on connected television services including YouTubeTV, Roku, Fubo, Pluto, Samsung TV Plus and Vizio WatchFree. Scripps has quickly grown to be one of the leading programmers in the ad-supported streaming marketplace. Excluding our low-margin programmatic product we are sunsetting, CTV revenue was up 75% year over year, and we expect to reach nearly $100 million this year.

“As we look ahead to 2024, we anticipate a number of drivers to catalyze free cash flow growth, including further significant growth in our networks’ CTV revenue, the annualization of this year’s local distribution deals, the continued expansion of our Scripps Sports strategy and the return of a strong advertising marketplace, including a robust political cycle.”

Operating results
Total third-quarter company revenue was $567 million, a decrease of 7.4% or $45.6 million from the prior-year quarter, which held a midterm election. Costs and expenses for segments, shared services and corporate were $469 million, almost flat from the year-ago quarter.

Loss attributable to the shareholders of Scripps was $16.2 million or 19 cents per share. The pre-tax costs for the quarter included $4.7 million in restructuring costs. In the prior-year quarter, income attributable to shareholders was $33.7 million or 38 cents per share.

Third-quarter 2023 results by segment compared to prior-period amounts:

Local Media
Revenue was $353 million, down 6.7% from the prior-year quarter.

•Core advertising revenue decreased 3.1% to $142 million.

•Political revenue was $9.1 million, compared to $63.2 million in the prior-year quarter, an election year.

•Distribution revenue increased 20% to $198 million.

Segment expenses decreased slightly from the prior-year quarter at $278 million, reflecting lower audience ratings services costs.

Segment profit was $74.9 million, compared to $99.6 million in the year-ago quarter.

Scripps Networks
Revenue was $215 million, down 8.5% from the prior-year quarter. Segment expenses were $166 million, up 1.4% from the prior-year quarter because of higher programming costs and distribution fees.

Segment profit was $49.7 million, compared to $72 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $15.9 million, and total debt was $3 billion.

During the first nine months of 2023, we made mandatory principal payments of $13.2 million on our term loans.

On July 31, the company entered into the Eighth Amendment to the Third Amended Restated Credit Agreement, increasing our revolver borrowing capacity by $185 million to $585 million. We used borrowings on the revolver to pay down the remaining $283 million balance of our term loan maturing in 2024.

Preferred stock dividends paid to date in 2023 are $36 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Sept. 30, 2022:

In 2023, revenue was $1.7 billion, which compares to revenue of $1.8 billion in 2022. Political revenue was $16.5 million, compared to $96.5 million in the prior year.

Costs and expenses for segments, shared services and corporate of $1.4 billion remained relatively flat compared to a year ago. Higher employee costs and distribution fees were mostly offset by lower audience ratings services costs and advertising and promotion expenditures.

Loss attributable to the shareholders of Scripps was $730 million or $8.67 per share. The pre-tax costs for the 2023 period included a non-cash goodwill impairment charge for Scripps Networks of $686 million as well as $29.2 million of restructuring charges, increasing the loss attributable to shareholders by $8.21 per share. In the prior year, income attributable to shareholders was $72.6 million or 80 cents per share. Pre-tax costs for the prior year included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt for the redemption of senior notes.

Looking ahead
Comparisons for our segments are to the same period in 2022.

Fourth-quarter 2023
Local Media revenue	Down low to mid-double digits
Local Media expense	Up mid-single digits
Scripps Networks revenue	Down in the 10% range
Scripps Networks expense	Flat
Shared services and corporate	About $22 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 291-6360 (U.S.) or (234) 720-6993 (international) and give the access code 6559182 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Nov. 3 until midnight Dec. 3. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 8665205.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022

Operating revenues	$566,529	$612,101	$1,677,143	$1,772,274
Segment, shared services and corporate expenses	(469,076)	(466,912)	(1,395,508)	(1,380,365)
Acquisition and related integration costs	—	—	—	(1,642)
Restructuring costs	(4,705)	—	(29,208)	—
Depreciation and amortization of intangible assets	(38,588)	(39,565)	(115,759)	(120,329)
Impairment of goodwill	—	—	(686,000)	—
Gains (losses), net on disposal of property and equipment	(1,066)	(1,593)	(2,320)	(5,651)
Operating expenses	(513,435)	(508,070)	(2,228,795)	(1,507,987)
Operating income (loss)	53,094	104,031	(551,652)	264,287
Interest expense	(56,916)	(41,917)	(158,029)	(114,427)
Gain on extinguishment of debt	—	—	—	1,234
Defined benefit pension plan income	251	683	519	2,008
Miscellaneous, net	1,309	(494)	131	1,269
Income (loss) from operations before income taxes	(2,262)	62,303	(709,031)	154,371
Benefit (provision) for income taxes	(1,391)	(16,055)	17,009	(44,018)
Net income (loss)	(3,653)	46,248	(692,022)	110,353
Preferred stock dividends	(12,576)	(12,576)	(37,729)	(37,729)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(16,229)	$33,672	$(729,751)	$72,624

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.19)	$0.38	$(8.67)	$0.80

Weighted average diluted shares outstanding	84,433	85,324	84,162	88,197
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have seven CW affiliates - four on full power stations and three on multicast; seven independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Court TV and Scripps News (formerly Newsy), as well as popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Local Media	$353,061	$378,438	(6.7)%	$1,017,203	$1,060,918	(4.1)%
Scripps Networks	215,393	235,401	(8.5)%	663,095	713,398	(7.1)%
Other	2,620	2,594	1.0%	10,149	10,638	(4.6)%
Intersegment eliminations	(4,545)	(4,332)	4.9%	(13,304)	(12,680)	4.9%
Total operating revenues	$566,529	$612,101	(7.4)%	$1,677,143	$1,772,274	(5.4)%

Segment profit (loss):
Local Media	$74,865	$99,607	(24.8)%	$201,725	$234,742	(14.1)%
Scripps Networks	49,661	71,984	(31.0)%	161,530	230,357	(29.9)%
Other	(6,263)	(6,791)	(7.8)%	(14,074)	(12,253)	14.9%
Shared services and corporate	(20,810)	(19,611)	6.1%	(67,546)	(60,937)	10.8%
Acquisition and related integration costs	—	—		—	(1,642)
Restructuring costs	(4,705)	—		(29,208)	—
Depreciation and amortization of intangible assets	(38,588)	(39,565)		(115,759)	(120,329)
Impairment of goodwill	—	—		(686,000)	—
Gains (losses), net on disposal of property and equipment	(1,066)	(1,593)		(2,320)	(5,651)
Interest expense	(56,916)	(41,917)		(158,029)	(114,427)
Gain on extinguishment of debt	—	—		—	1,234
Defined benefit pension plan income	251	683		519	2,008
Miscellaneous, net	1,309	(494)		131	1,269
Income (loss) from operations before income taxes	$(2,262)	$62,303		$(709,031)	$154,371

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Core advertising	$142,295	$146,899	(3.1)%	$433,057	$461,907	(6.2)%
Political	9,130	63,183	(85.5)%	16,501	92,960	(82.2)%
Distribution	197,842	164,742	20.1%	556,549	495,450	12.3%
Other	3,794	3,614	5.0%	11,096	10,601	4.7%
Total operating revenues	353,061	378,438	(6.7)%	1,017,203	1,060,918	(4.1)%
Segment costs and expenses:
Employee compensation and benefits	109,566	106,341	3.0%	325,748	316,311	3.0%
Programming	122,923	123,983	(0.9)%	360,749	361,433	(0.2)%
Other expenses	45,707	48,507	(5.8)%	128,981	148,432	(13.1)%
Total costs and expenses	278,196	278,831	(0.2)%	815,478	826,176	(1.3)%
Segment profit	$74,865	$99,607	(24.8)%	$201,725	$234,742	(14.1)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Total operating revenues	$215,393	$235,401	(8.5)%	$663,095	$713,398	(7.1)%
Segment costs and expenses:
Employee compensation and benefits	30,630	30,227	1.3%	94,383	89,669	5.3%
Programming	91,459	84,562	8.2%	269,543	254,340	6.0%
Other expenses	43,643	48,628	(10.3)%	137,639	139,032	(1.0)%
Total costs and expenses	165,732	163,417	1.4%	501,565	483,041	3.8%
Segment profit	$49,661	$71,984	(31.0)%	$161,530	$230,357	(29.9)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2023	As of December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$15,852	$18,027
Other current assets	665,479	625,914
Total current assets	681,331	643,941
Investments	23,268	23,144
Property and equipment	450,834	458,600
Operating lease right-of-use assets	103,428	117,869
Goodwill	2,234,574	2,920,574
Other intangible assets	1,751,121	1,821,254
Programming	431,062	427,962
Miscellaneous	12,455	17,661
TOTAL ASSETS	$5,688,073	$6,431,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$60,424	$82,710
Unearned revenue	18,713	18,183
Current portion of long-term debt	15,612	18,612
Accrued expenses and other current liabilities	348,482	365,500
Total current liabilities	443,231	485,005
Long-term debt (less current portion)	2,908,390	2,853,793
Other liabilities (less current portion)	919,777	961,382
Total equity	1,416,675	2,130,825
TOTAL LIABILITIES AND EQUITY	$5,688,073	$6,431,005

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(3,653)	$46,248	$(692,022)	$110,353
Less income allocated to RSUs	—	(885)	—	(1,831)
Less preferred stock dividends	(12,576)	(12,576)	(37,729)	(37,729)
Numerator for basic and diluted earnings per share	$(16,229)	$32,787	$(729,751)	$70,793
Denominator
Basic weighted-average shares outstanding	84,433	83,360	84,162	83,141
Effect of dilutive securities	—	1,964	—	5,056
Diluted weighted-average shares outstanding	84,433	85,324	84,162	88,197

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022

Net income (loss)	$(3,653)	$46,248	$(692,022)	$110,353
Provision (benefit) for income taxes	1,391	16,055	(17,009)	44,018
Interest expense	56,916	41,917	158,029	114,427
Gain on extinguishment of debt	—	—	—	(1,234)
Defined benefit pension plan income	(251)	(683)	(519)	(2,008)
Share-based compensation costs	3,418	3,902	16,067	17,785
Depreciation	15,100	15,340	45,290	46,522
Amortization of intangible assets	23,488	24,225	70,469	73,807
Impairment of goodwill	—	—	686,000	—
Losses (gains), net on disposal of property and equipment	1,066	1,593	2,320	5,651
Acquisition and related integration costs	—	—	—	1,642
Restructuring costs	4,705	—	29,208	—
Miscellaneous, net	(1,309)	494	(131)	(1,269)
Adjusted EBITDA	100,871	149,091	297,702	409,694
Capital expenditures	(16,843)	(9,124)	(41,953)	(34,079)
Proceeds from FCC Repack	—	908	—	2,650
Preferred stock dividends	(12,000)	(12,000)	(36,000)	(36,000)
Interest paid	(67,508)	(55,611)	(161,370)	(123,788)
Income taxes paid, net of tax indemnification reimbursements	(13,042)	(9,729)	(25,932)	(56,507)
Mandatory contributions to defined retirement plans	(254)	(247)	(884)	(753)
Free cash flow	$(8,776)	$63,288	$31,563	$161,217